Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NioCorp Developments Ltd on Form S-4 (File No. 333-268227), the Registration Statements of NioCorp Developments Ltd. on Form S-3 (Nos. 333-257195, 333-254511, and 333-260673) and the Registration Statement of NioCorp Developments Ltd. on Form S-8 (No. 333-222313) of our report dated February 23, 2023 which includes an explanatory paragraph as to GX Acquisition Corp. II’s ability to continue as a going concern with respect to our audits of the financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Current Report on Form 8-K of NioCorp Developments Ltd filed with the Securities and Exchange Commission on February 28, 2023.

/s/ Marcum llp

Marcum llp

New York, New York

February 28, 2023